Exhibit h.14

Execution Version

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is entered into as of the June 29, 2018, by and among Tortoise Energy Infrastructure Corporation, a Maryland corporation (the “Company”), and each of the undersigned parties listed on the signature page hereto (each, an “Investor” and collectively, the “Investors”).

WHEREAS, on or prior to the date hereof, the Company entered into a purchase agreement with the Investors pursuant to which the Company agreed to issue an aggregate of 872,564 shares of Common Stock, par value $0.001 per share (the “Registrable Securities”) of the Company to the Investors; and

WHEREAS, the Investors and the Company desire to enter into this Agreement to provide for certain rights relating to the registration of the Registrable Securities;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	DEFINITIONS.

The following capitalized terms used herein have the following meanings:

“Agreement” means this Agreement, as amended, restated, supplemented, or otherwise modified from time to time.

“Amendment” is defined in Section 2.1.

“Business Day” means any day, except a Saturday, Sunday or legal holiday on which the banking institutions in the City of New York are authorized or obligated by law or executive order to close.

“Commission” means the Securities and Exchange Commission, or such successor federal agency or agencies as may be established in lieu thereof.

“Company” is defined in the preamble to this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Existing Registration Statement” means the Company’s existing registration statement on Form N-2 (File Nos. 333-209946 and 811-21462), as amended, which became effective April 25, 2018 and any other registration statement of the Company, as amended, covering the sale of any of the Registrable Securities.

“Holder” or “Holders” means the Investors and any permitted assignee pursuant to Section 5.1.

“Indemnified Party” is defined in Section 4.3.

“Indemnifying Party” is defined in Section 4.3.

“Investor” and “Investors” is defined in the preamble to this Agreement

“Notices” is defined in Section 5.2.

“Notice and Questionnaire” is defined in Section 2.1

“Prospectus” means the base prospectus included in the Registration Statement and all supplements to such prospectus that relate solely to the offer and sale of the Registrable Securities by the Holders, including all documents incorporated by reference therein.

“Register,” “registered” and “registration” mean a registration effected by preparing and filing a registration statement or similar document under the Securities Act and such registration statement becoming effective.

“Registration Period” is defined in Section 2.1.

“Registrable Securities” is defined in the recitals to this Agreement, provided however, that Registrable Securities shall not include any shares of Common Stock of the Company that (i) have been sold pursuant to the Registration Statement or pursuant to Rule 144 under the Securities Act or (ii) are eligible to be sold pursuant to Rule 144 under the Securities Act without regard to the volume and manner of sale restrictions of Rule 144.

“Registration Statement” means the Existing Registration Statement as amended by the Amendment, and any other registration statement of the Company, as amended, covering the sale of any of the Registrable Securities.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

2.	REGISTRATION RIGHTS.

2.1	Mandatory Shelf Registration.

2.1.1   Mandatory Shelf Registration.  The Company shall use its reasonable best efforts to prepare and file with the Commission a post-effective amendment (the “Amendment”) to the Existing Registration Statement for the resale of any or all of such Registrable Securities (but not involving any underwritten offerings) as soon as reasonably practicable but in any event within forty-five (45) days after the date hereof and use its reasonable best efforts to have the Amendment declared effective by the SEC as soon as reasonably practicable; provided, however, that the Company shall have the right to defer such filing for up to thirty (30) days if the Company shall furnish to the Holders a certificate signed by the Chief Executive Officer of the Company stating that, in the good faith judgment of the Board of Directors of the Company, it would be materially detrimental to the Company and its security holders for such Amendment to be filed at such time.  The Company shall use its reasonable best efforts to keep the Registration Statement continuously effective pursuant to Rule 415 under the Securities Act until the earliest of (A) the date on which all Registrable Securities have been sold pursuant to the Registration Statement or pursuant to Rule 144 under the Securities Act, (B) the date on which such Registrable Securities cease to be outstanding and (C) the date on which the Investors may sell the Registrable Securities under Rule 144 under the Securities Act without regard to the volume or manner of sale restrictions of Rule 144 (collectively, the “Registration Period”).

2.1.2   Supplements.  The Company shall, as may be required by applicable securities regulations, from time to time file with the Commission such prospectus supplements, if any, to be used in connection with sales of the Registrable Securities under the Registration Statement.

2.1.3   Provision of Information.  No Holder shall be entitled to include any of its Registrable Securities in any Registration Statement pursuant to this Agreement unless such Holder furnishes to the Company in writing, within ten (10) days after receipt of a written request therefor (such written request, a “Notice and Questionnaire”), such information as the Company, after conferring with counsel with regard to information relating to Holders that would be required by the Commission or advisable to be included in the Registration Statement or Prospectus, may reasonably request for inclusion in any Registration Statement or Prospectus.  The Company shall provide the Notice and Questionnaire to the Holders no later than thirty (30) days prior to the anticipated date of filing of the Amendment with the Commission.  No Holder shall be entitled to be named as a selling securityholder in the Registration Statement, and no Holder may use the Prospectus forming a part thereof for resales of Registrable Securities at any time, unless such Holder has returned a completed and signed Notice and Questionnaire to the Company by the deadline for response set forth above.

3.	REGISTRATION PROCEDURES.

3.1	Filings; Information

3.1.1   Copies.  Prior to filing the Amendment or any prospectus supplement relating specifically to the registration of the Registrable Securities, the Company shall furnish to the Holders of Registrable Securities included or to be included in such Registration Statement and to the legal counsel for any such Holders, copies of all of such documents proposed to be filed sufficiently in advance of filing to provide such Holders and legal counsel with a reasonable opportunity to review such documents and comment thereon, and the Company shall not file the Amendment or any other amendment or supplement to the Registration Statement or prospectus contained therein that relates to the registration of the Registrable Securities, including documents incorporated by reference, to which such Holders or their legal counsel shall reasonably object.  Thereafter, the Company shall furnish to the Holders and such Holders’ legal counsel copies of such documents as the Holders or their legal counsel may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders.

3.1.2   Amendments and Supplements.  The Company shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements to the Registration Statement and the Prospectus as may be necessary to keep such Registration Statement effective and in compliance with the provisions of the Securities Act during the Registration Period.

3.1.3   Notification.  The Company shall promptly notify the Holders of Registrable Securities of the filing of the Amendment, and shall further notify such Holders promptly of the occurrence of any of the following: (i) when the Amendment or any other post-effective amendment to the Registration Statement thereafter becomes effective; (ii) the issuance or threatened issuance by the Commission of any stop order with respect to the Registration Statement; and (iii) (x) any request by the Commission or any state governmental authority for any amendment or supplement to the Registration Statement or the Prospectus relating thereto or for additional information or (y) of the occurrence of an event requiring the preparation of a supplement or amendment to the Prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement, the Prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein in the light of the circumstances in which they were made not misleading, and promptly make available to the Holders of Registrable Securities included in such Registration Statement any such supplement or amendment.

3.1.4   State Securities Laws Compliance.  The Company shall use commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other State authorities as may be necessary by virtue of the business and operations of the Company; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to (x) qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 3.1.4, (y) subject itself to general taxation in any such jurisdiction, or (z) file a general consent to service of process in any such jurisdiction.

3.1.5   Listing.  The Company shall use commercially reasonable efforts to cause all Registrable Securities included in any registration to be listed on such securities exchange on which securities of the same class or series issued by the Company are then listed.

3.2           Obligation to Suspend Distribution.  Upon receipt of any notice from the Company of (i) the happening of any event of the kind described in Section 3.1.3(iii), or (ii)  the occurrence or existence of any corporate development or any other material event that, in the reasonable judgment of the Company, makes it appropriate to suspend the availability of the Registration Statement, each Holder of Registrable Securities included in any registration shall immediately discontinue disposition of such Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such Holder receives the supplemented or amended Prospectus contemplated by Section 3.1.3(iii) or until it is advised in writing by the Company that the Prospectus may be used, and has received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in such Prospectus.

3.3           Registration Expenses.  The Company shall bear all customary costs and expenses incurred in connection with the registration of the Registrable Securities and in performing or complying with its obligations pursuant to this Agreement, including all registration, listing and qualification fees; printing expenses; fees and disbursements of counsel for the Company; and fees and expenses for the independent certified public accountants of the Company; provided that, it shall not incur or be responsible for any sales or brokerage commissions incurred by the Holders or fees and disbursements of counsel to the Holders.

3.4           Information.  The Holders shall provide such information as may reasonably be requested by the Company in connection with the preparation of the Amendment, any supplements to the Prospectus and any amendments to the Registration Statement in order to effect the registration of any Registrable Securities under the Securities Act pursuant to Section 2 and in connection with the Company’s obligation to comply with federal and applicable state securities laws.

3.5           Rule 144 Reporting. With a view to making available to Holders the benefits of certain rules and regulations of the Commission that may permit the sale of the Registrable Securities to the public without registration, the Company agrees to:

3.5.1   use commercially reasonable efforts to make and keep public information regarding the Company available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times from and after the date hereof;

3.5.2   use commercially reasonable efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at all times from and after the date hereof; and

3.5.3   so long as a Holder owns any Registrable Securities, furnish, (i) to the extent accurate, forthwith upon request, a written statement of the Company as to its compliance with the current public information requirements of Rule 144 under the Securities Act, and (ii) unless otherwise available via EDGAR, to such Holder forthwith upon request a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as such Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such Holder to sell any such securities without registration.

4.	INDEMNIFICATION AND CONTRIBUTION.

4.1          Indemnification by the Company.  The Company agrees to indemnify and hold harmless each Holder, and each of their respective officers, employees, affiliates, directors, partners, members, attorneys and agents, and each person, if any, who controls (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) a Holder, from and against any expenses, losses, judgments, claims, damages or liabilities, whether joint or several, arising out of or based upon any untrue statement (or allegedly untrue statement) of a material fact contained in the Registration Statement, including in the Prospectus contained in the Registration Statement, or any amendment or supplement thereto, or arising out of or based upon any omission (or alleged omission) to state a material fact required to be stated therein or necessary to make the statements therein (in the case of the Prospectus, in the light of the circumstances in which they were made) not misleading, except insofar as such expense, loss, claim, damage or liability arises out of or is based upon any untrue statement or allegedly untrue statement or omission or alleged omission made in such Registration Statement or Prospectus or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company, in writing, by such selling Holder expressly for use therein.

4.2            Indemnification by Holders.  Each Holder will, with respect to the Registration Statement indemnify and hold harmless the Company, each of its directors and officers, and each other person, if any, who controls the Company (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), against any losses, claims, judgments, damages or liabilities, whether joint or several, insofar as such losses, claims, judgments, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or allegedly untrue statement of a material fact contained in the Registration Statement including the Prospectus contained in the Registration Statement, or any amendment or supplement thereto, or arising out of or based upon any omission (or alleged omission) to state a material fact required to be stated therein or necessary to make the statements therein (in the case of the Prospectus, in the light of the circumstances in which they were made) not misleading, if the statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by such selling Holder expressly for use therein.  Each selling Holder’s indemnification obligations hereunder shall be several and not joint and shall be limited to the amount of any net proceeds actually received by such selling Holder from the sale of Registrable Securities which gave rise to such indemnification obligation, except in the case of fraud or willful misconduct.

4.3	Conduct of Indemnification Proceedings.

4.3.1   Promptly after receipt by any person of any notice of any loss, claim, damage or liability or any action in respect of which indemnity may be sought pursuant to Section 4.1 or 4.2, such person (the “Indemnified Party”) shall, if a claim in respect thereof is to be made against any other person for indemnification hereunder, promptly notify such other person (the “Indemnifying Party”) in writing of the loss, claim, judgment, damage, liability or action.

4.3.2   If the Indemnified Party is seeking indemnification with respect to any claim or action brought against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in such claim or action, and, to the extent that it elects, retain counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party, and any others the Indemnifying Party may designate in such proceeding and shall pay the reasonable fees and disbursements of such counsel related to such proceeding.  In any such proceeding, the Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnified Party and the Indemnifying Party shall have mutually agreed to the retention of such counsel, or (ii) the named parties to any such proceeding (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party and in the reasonable opinion of counsel to the Indemnified Party representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interests between them, it being understood, however, that the Indemnifying Party shall not be liable for the fees and expenses of more than one separate firm of attorneys (together with appropriate local counsel) at any time for all Indemnified Parties.

4.3.3   The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or there is a final judgment for the plaintiff, the Indemnifying Party agrees to indemnify the Indemnified Party from and against any loss or liability by reason of such settlement or judgment.  No Indemnifying Party shall, without the prior written consent of the Indemnified Party, consent to entry of judgment or effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such judgment or settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding.

4.4           Contribution.  If the indemnification provided for in the foregoing Sections 4.1, 4.2 and 4.3 is unavailable to any Indemnified Party in respect of any loss, claim, damage, liability or action referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative benefits received by the Indemnified Parties on the one hand and the Indemnifying Parties on the other from the offering.  If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law or if the Indemnified Party failed to give the notice required under Section 4.3 above, then each Indemnifying Party shall contribute to such amount paid or payable by such Indemnified Party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Indemnified Parties on the one hand and the Indemnifying Parties on the other in connection with the actions or omissions which resulted in such loss, claim, damage, liability or action, as well as any other relevant equitable considerations.  The relative fault of any Indemnified Party and any Indemnifying Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such Indemnified Party or such Indemnifying Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

5.	MISCELLANEOUS.

5.1          Assignment; No Third Party Beneficiaries.  This Agreement and the rights, duties and obligations of the Company hereunder may not be transferred or assigned by the Company, in whole or in part, other than in connection with any transaction, whether by merger, reorganization, restructuring, consolidation, financing or otherwise, whereby the Company remains the surviving entity immediately after such transaction.  This Agreement and the rights, duties and obligations of each Investor or any other Holder hereunder may not be transferred or assigned except that an Investor, in conjunction with a transfer of Registrable Securities by such Investor in accordance with and as permitted by applicable law, may assign this Agreement and such Investor’s associated rights, duties and obligation to an affiliate (as defined in Rule 405 of the Securities Act) of such Investor or to an immediate family member of such Investor or to a family trust for the benefit of the Investor or any immediate family member of the Investor, provided that such transferee agrees to be bound by this Agreement and executes and delivers a counterpart signature page to this Agreement.  This Agreement is not intended to confer any rights or benefits on any persons that are not a party hereto other than as expressly set forth in Section 4 and this Section 5.1.

5.2         Notices.  All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable courier service with charges prepaid, or transmitted by hand delivery or facsimile, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice provided in accordance with this Section 5.2.  Notice shall be deemed given on the date of service or transmission if personally served or transmitted by facsimile; provided, that if such service or transmission is not on a Business Day or is after normal business hours, then such notice shall be deemed given on the next Business Day.  Notice otherwise sent as provided herein shall be deemed given on the next Business Day following timely delivery of such notice to a reputable air courier service with an order for next-day delivery.

To the Company:

Tortoise Energy Infrastructure Corporation
11550 Ash Street, Suite 300
Leawood, Kansas 66211
Fax No.:  (913) 981-1021
Attention:  Diane Bono, Chief Compliance Officer

To a Holder:

The address set forth below such Holder’s name on the signature pages hereof.

5.3           Severability.  This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof.  Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

5.4           Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

5.5           Entire Agreement.  This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written.

5.6           Modifications and Amendments.  No amendment, modification or termination of this Agreement shall be binding upon any party unless executed in writing by such party.

5.7           Titles and Headings.  Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

5.8           Waivers and Extensions.  Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided, that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement.  Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred.  Any waiver may be conditional.  No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained.  No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

5.9           Specific Performance.  Without limiting the remedies available to the Holders, the Company acknowledges that any failure by it to comply with its obligations under this Agreement (including Section 2 hereof) may result in material irreparable injury to the Holders for which there is no adequate remedy at law, that it would not be possible to measure damages for such injuries precisely and that, in the event of any such failure, any Holder may obtain such relief as may be required to specifically enforce the Company’s obligations under this Agreement (including Section 2 hereof).

5.10         Governing Law.  This Agreement shall be governed by and interpreted and construed in accordance with the laws of the State of New York applicable to contracts formed and to be performed entirely within the State of New York, without regard to the conflicts of law provisions thereof to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.  The Company and the Holders hereby submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York or, if such court does not have jurisdiction, the New York State Supreme Court in the Borough of Manhattan, in any action arising out of or relating to this Agreement.  Without limiting the foregoing, the Company and the Holders agree that service of process at each parties respective addresses as provided for in Section 5.2 above shall be deemed effective service of process on such party.

5.11          Waiver of Trial by Jury.  Each party hereby irrevocably and unconditionally waives the right to a trial by jury in any action, suit, counterclaim or other proceeding (whether based on contract, tort or otherwise) arising out of, connected with or relating to this Agreement, the transactions contemplated hereby, or the actions of any party in the negotiation, administration, performance or enforcement hereof.

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

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 SIGNATURE PAGES FOLLOW]

TORTOISE ENERGY INFRASTRUCTURE CORPORATION

By:	/s/ P. Bradley Adams
	Name:	P. Bradley Adams
	Title:	Chief Executive Officer

INVESTORS:
ADAM DALEY

By:	/s/ Adam Daley
	Name:	Adam Daley
Title:
	Address:	10923 Wickwild Street
Houston, TX 77024
	Facsimile:	(847) 905-5832

INVESTORS:
MICHAEL D. WILDS

By:	/s/ Michael D. Wilds
	Name:	Michael D. Wilds
Title:
	Address:	820 W. 63rd
Kansas City, MO 64113
Facsimile:

DIANE L. WILDS

By:	/s/ Diane L. Wilds
	Name:	Diane L. Wilds
Title:
	Address:	820 W. 63rd
Kansas City, MO 64113
Facsimile:

INVESTORS:
MICHAEL WILDS

By:	/s/ Michael Wilds
	Name:	Michael Wilds
Title:
	Address:	820 W. 63rd
Kansas City, MO 64113
Facsimile:

INVESTORS:
CRAIG ROHR

By:	/s/ Craig Rohr
	Name:	Craig Rohr
Title:
	Address:	400 W. Huron Street, Apt. 1401
Chicago, IL 60654
Facsimile:

INVESTORS:
ERIC J. SCHEYER LIVING TRUST

By:	/s/ Eric J. Scheyer
	Name:	Eric J. Scheyer
	Title:	Trustee
	Address:	181 Hawthorn Ave.
Glencoe, IL 60022
	Facsimile:	(847) 905-5830
	Phone:	(847) 835-9095

INVESTORS:
SCHEYER 2007 INVESTMENT TRUST

By:	/s/ Margaret W. Scheyer
	Name:	Margaret W. Scheyer
	Title:	Trustee
	Address:	181 Hawthorn Avenue
Glencoe, IL 60022
	Facsimile:	(847) 905-5830

INVESTORS:
BRIAN N. KAUFMAN

By:	/s/ Brian N. Kaufman
	Name:	Brian N. Kaufman
Title:
	Address:	5050 W. 8th Street
Prairie Village, KS 66207
	Facsimile:	(816) 960-4806

INVESTORS:
ANDREW S. KLOCKE

By:	/s/ Andrew S. Klocke
	Name:	Andrew S. Klocke
Title:
	Address:	8016 Cherokee Lane
Leawood, KS 66206
	Facsimile:	(816) 960-4806

INVESTORS:
ROBYN R SCHNEIDER REVOCABLE TRUST U/A DTD 03/25/1999

By:	/s/ Robyn R. Schneider
	Name:	Robyn R. Schneider
	Title:	Trustee
	Address:	20 E. 3rd Street
Hinsdale, IL 60521
	Facsimile:	(816) 960-4806

INVESTORS:
MTP ENERGY MASTER FUND LTD

By:	MTP Energy Management LLC, its investment advisor

By:	Magnetar Financial LLC, its sole member

By:	/s/ Michael Turro
	Name:	Michael Turro
	Title:	Chief Compliance Officer
	Address:	1603 Orrington Avenue
13th Floor
Evanston, IL 60201
	Facsimile:	(847) 869-2064